EXHIBIT 99.1

Del Global Technologies Reports Fiscal 2011 First Quarter Financial Results

Highlights

  FY 2011 first quarter sales increased 34% to $15.6 million from the prior year first quarter

  FY 2011 first quarter income from continuing operations of $0.3 million, or $0.01 per share

  Completed $2.5 million mortgage financing on the Bay Shore, NY facility

  Cash net of debt, increased $3.6 million during the quarter.

BAY SHORE, N.Y., Dec. 7, 2010 (GLOBE NEWSWIRE) -- Del Global Technologies Corp. (OTCBB:DGTC) ("Del Global" or "the Company") today announced financial results for its fiscal 2011 first quarter.

FINANCIAL RESULTS

Consolidated net sales for the fiscal 2011 first quarter increased 34.3% to $15.6 million from $11.6 million in the first quarter of fiscal 2010, due primarily to increased volume at the Medical Systems Group, where net sales increased 40.2% to $13.3 million from $9.5 million in the prior year's first quarter, as a result of increased international customer orders. The Medical Systems Group consists solely of the Villa Sistemi Medicali S.p.A. ("Villa") subsidiary. Sales at the Power Conversion Group, which encompasses the operations of  the Company's RFI Corporation subsidiary ("RFI"), for the first quarter of fiscal 2011 were $2.2 million,  compared to $2.1 million, or 7.7% higher than the prior year's first quarter.

Consolidated gross margin for the fiscal 2011 first quarter was 22.5% as compared to 22.2% in the same period last year.  The Medical Systems Group's first quarter 2011 gross margin of 22.2% was higher than the gross margin of 20.3% in the first quarter of fiscal 2010 due primarily to higher sales volume. The Power Conversion Group's gross margin for the first quarter of fiscal 2011 was 24.1%, versus 31.1% in the prior year first quarter due to higher employee costs, primarily medical insurance expense.

Total operating expenses in the fiscal 2011 first quarter were $2.7 million, or 17.4% of total sales, compared to $2.7 million, or 23.1% of total sales, in the prior year's first quarter.

Operating income for the fiscal 2011 first quarter was $0.8 million, as compared to an operating loss of $0.1 million in the first quarter of fiscal 2010. The Medical Systems Group generated operating income of $1.3 million in the fiscal 2011 first quarter compared to operating income of $0.2 million for the first quarter of fiscal 2010. The Power Conversion Group posted an operating loss of $0.2 million in the fiscal 2011 first quarter as compared to operating income of $0.1 million in the comparable period last year. Unallocated corporate expenses for the first quarter of fiscal 2011 totaled $0.3 million, as compared to $0.4 million in the prior year.

The discontinued operations had no profit or loss during the first quarter of fiscal 2011. The discontinued operations loss of $3.1 million in the first quarter of fiscal 2010 reflects a $1.3 million loss from operations on sales of $3.5 million and $1.8 million from the write-down of assets to net realizable value.

Net income in the first quarter of fiscal 2011, from continuing operations, was $0.3 million, or $0.01 per basic and diluted share, compared to a net loss of $0.4 million, or $0.02 per diluted share in the prior year period.

BACKLOG

Consolidated backlog at October 30, 2010 was $17.4 million compared to $11.9 million at July 31, 2010. Backlog at the Medical Systems Group at October 30, 2010 increased $5.3 million from July 31, 2010. Backlog at the Power Conversion Group, increased $0.2 million from the level at the beginning of the fiscal year. Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

Del Global's balance sheet at October 30, 2010 reflected working capital of $21.6 million, which included $9.7 million of cash and cash equivalents. Cash net of debt, increased $3.6 million for the quarter. At the end of the fiscal 2011 first quarter, Del Global had outstanding borrowings of $0.1 million under its Italian revolving credit facilities. In the aggregate, the Company had approximately $11.5 million of borrowing availability under its Italian revolving credit facilities. During the quarter the Company completed a $2.5 million mortgage finanacing on its plant in Bay Shore, NY. The loan is payable over ten years at a 4.9% interest rate.

COMMENTS

John J. Quicke, Del Global's President and Chief Executive Officer, commented, "Our first quarter results showed a marked improvement in sales and profitability over the prior fiscal year and our financial condition has strengthened considerably. In addition, we anticipate closing the $15 million rights offering before the end of the calendar year. This will provide the capital to allow us to consider strategic acquisition alternatives to complement the Company's organic growth plans. We are pleased with the progress of our business unit strategy deployment initiatives, our new product development projects and our lean implementation efforts. We remain concerned about the strength of the worldwide economic recovery and the potential impact U.S. Dept. of Defense efforts to reduce spending may have on our business."

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities offered pursuant to the rights offering, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities may only be offered by means of a prospectus, additional copies of which may be obtained by contacting the information agent.

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical and dental applications in its Medical Systems Group. Through its Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiary, the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its Power Conversion Group's  RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications.

The Company's web site is www.delglobal.com.

The Del Global Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8266

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to introduce products as scheduled; obtaining necessary product certification; implemention of its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended
	October 30, 2010	October 31, 2009

Net Sales	$ 15,558	$ 11,582
Cost of Sales	12,063	9,007

Gross Margin	3,495	2,575

Selling, General and Administrative	2,235	2,228
Research and Development	468	443
Total Operating Expenses	2,703	2,671

Operating Income (Loss)	792	(96)

Interest Expense, net	(81)	(154)
Other Income	61	(23)

Net Income (Loss) Before Income Tax Provision	772	(273)
Income Tax Provision	499	115

Net Income (Loss) from Continuing Operations	$ 273	$ (388)

Loss from Discontinued Operations	--	(3,114)

Net Income (Loss)	$ 273	$ (3,502)

Net Income (Loss) Per Basic and Diluted Share: Continuing Operations	$ 0.01	$ (0.02)
Discontinued Operations	--	(0.13)
Net Income (Loss) Per Basic and Diluted Share	$ 0.01	$ (0.15)

Weighted Average Number of Common Shares Outstanding:
Basic	22,718	22,718
Diluted	22,722	22,718

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES SELECTED BALANCE SHEET DATA (In thousands) (Unaudited)

	October 30, 2010	July 31, 2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 9,731	$ 3,987
Trade receivables, net	16,103	12,925
Inventories	11,007	9,123
Prepaid expenses and other current assets	1,752	2,770
Total current assets	38,593	28,805

NON-CURRENT ASSETS
Property plant and equipment, net	5,521	5,254
Deferred income taxes	469	415
Goodwill	4,526	4,526
Other assets	143	29
Total non-current assets	10,659	10,224
TOTAL ASSETS	$ 49,252	$ 39,029

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Revolving loan	$ 74	$ 135
Current portion of long-term debt	1,878	1,973
Accounts payable – trade	9,346	5,643
Accrued expenses	5,741	3,643
TOTAL CURRENT LIABILITIES	17,039	11,394

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	2,432	95
Other long-term liabilities	1,952	1,763
Total non-current liabilities	4,384	1,858
TOTAL LIABILITIES	21,423	13,252

SHAREHOLDERS' EQUITY:
Total shareholders' equity	27,829	25,777
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 49,252	$ 39,029
CONTACT:  Del Global Technologies
          John J. Quicke, Chief Executive Officer
          Mark A. Zorko, Chief Financial Officer
          (631) 231-6400 ext. 323